PRESS RELEASE	Contact: Roy Estridge, EVP/COO/CFO
Valley Commerce Bancorp
(559) 622-9000

VALLEY COMMERCE BANCORP REPORTS THIRD QUARTER 2011 RESULTS

VISALIA, California, October 27, 2011 — Valley Commerce Bancorp, (OTCBB: VCBP), a bank holding company and the parent company of Valley Business Bank, today announced third quarter 2011 net income of $826 thousand, or $0.26 per diluted common share.  This compared to earnings of $675 thousand, or $0.21 per diluted common share, for the third quarter of 2010.  For the nine months ended September 30, 2011, the Company reported net income of $2.3 million, or $0.72 per diluted common share, compared to earnings of $1.4 million, or $0.40 per diluted common share, for the nine months ended September 30, 2010. All per share calculations stated above have been adjusted for the 5% stock dividend issued in June 2011.

Allan W. Stone, President and Chief Executive Officer, remarked, “We are pleased with the continued improvement of our earnings and capital.  Our strong earnings and capital positions enable us to continue to actively seek out new opportunities to lend and provide full banking relationships in our communities.  Even with the economic uncertainties and regulatory burdens before us, we remain very confident about our continued strong performance going forward.”

2011 Financial Performance Compared to Prior Year

Nine month periods ended September 30, 2011 and 2010:

•	Net income increased by $911 thousand or 65%
•	Net interest income increased by $317 thousand or 3%
•	The provision for loan losses decreased by $1.4 million or 79%
•	Non-interest income increased $110 thousand or 11%
•	Non-interest expense increased $284 thousand or 4%

Three month periods ended September 30, 2011 and 2010:

•	Net income increased by $151 thousand or 48%
•	Net interest income increased by $112 thousand or 3%
•	The provision for loan and lease losses decreased by $400 thousand or 72%
•	Non-interest income increased by $75 thousand or 21%
•	Non-interest expense increased by $294 thousand or 13%

September 30, 2011 compared to September 30, 2010

•	The allowance for loan losses as a percentage of total loans decreased from 2.66% to 2.40%
•	Nonperforming assets as a percentage of total assets increased from 1.7% to 2.2%
•	Non-interest bearing deposits grew by $17.8 million or 22%

Asset Quality

Nonperforming assets at September 30, 2011 were comprised of eleven nonaccrual loans spread among seven customer relationships with an aggregate balance of $7.5 million compared with nine nonaccrual loans spread among six customer relationships at December 31, 2010 with an aggregate balance of $6.8 million.  The Company had no other real estate owned at either date.  Nonperforming assets increased during the nine month period due to the transfer of two commercial real estate loans and one commercial loan to nonaccrual status totaling $3.1 million, offset by the collection of a commercial real estate loan for $1.5 million.

The Company’s ALLL decreased from $6.7 million at December 31, 2010 to $5.6 million at September 30, 2011 due to loan loss provisions of $375 thousand and net charge-offs of $1.5 million during the nine months ending December 31, 2011.  The ALLL represented 2.40% of total loans at September 30, 2011 compared to 2.78% at December 31, 2010.  The decrease in the ALLL percentage resulted from loan charge-offs in 2011 occurring almost exclusively on impaired loans that had been assigned individual loss reserves prior to 2011 and management’s determination that the ALLL remained adequate after the charge-offs were taken.

The portion of the ALLL relating to specific impaired loans was $416,000 at September 30, 2011 and $1.8 million at December 31, 2010.  Impaired loans totaled $10.6 million and $11.5 million at September 30, 2011 and December 31, 2010, respectively.  At September 30, 2011 and December 31, 2010, impaired loans were comprised of the nonaccrual loans included in nonperforming assets and certain performing loans that are not expected to perform in accordance with the original loan agreement.

Loans, Investment Securities, Deposits and Borrowings

Net loans were $227.1 million at September 30, 2011, a decrease of $7.2 million or 3% from the $234.3 million at December 31, 2010.  The decrease occurred primarily in categories of commercial real estate mortgage, construction, and commercial loans offset by increases in agricultural loans.  Average gross loans were $233.5 million for the nine months ended September 30, 2011 and $244.2 million for the nine months ended September 30, 2010, a decrease of $10.7 million or 4%.

Available-for-sale investment securities were $64.1 million at September 30, 2011 compared to $50.8 million at December 31, 2010, increase of $13.3 million or 26%.  The increase in available-for-sale investment securities was attributable to the Company’s efforts to utilize excess liquidity and increase earnings.

Total deposits decreased by $4.4 million or 2%, from $294.3 million at December 31, 2010 to $289.8 million at September 30, 2011.  In order to reduce excess liquidity, as well as manage the Company’s net interest margin, the Company called its remaining $9.2 million in brokered time deposits in the third quarter of 2011.  This reduction was partially offset by a $7.5 million increase in noninterest bearing deposits.  Average total deposits were $296.5 million for the nine months ended September 30, 2011, a slight decrease from the $298.1 million in average total deposits for the nine months ended September 30, 2010.

The Company had $2.3 million in Federal Home Loan Bank (FHLB) term borrowings at September 30, 2011 compared to $2.6 million in FHLB term borrowings at December 31, 2010.  FHLB borrowings decreased in 2011 due to scheduled maturities and repayments.  There were no FHLB short term borrowings at either date.

Shareholders’ Equity

Total shareholders’ equity was $41.8 million at September 30, 2011, an increase of $3.1 million or 8%, from the $38.7 million at December 31, 2010.  The increase resulted from earnings of $2.3 million and a $968 thousand increase in accumulated other comprehensive income that resulted from improvement in the valuation of the investment portfolio.  These factors were offset by dividends on preferred stock issued to the United States Treasury under the Capital Purchase Program.  Book value per common share increased to $12.33 at September 30, 2011 from $11.80 at December 31, 2010 due to the increase in shareholders’ equity. Valley Commerce Bancorp’s Total Risk-Based Capital Ratio increased to 18.8% at September 30, 2011 compared to 17.5% at December 31, 2010.

Net Interest Income and Net Interest Margin

Net interest income for the three month periods ended September 30, 2011 and 2010 was $3.6 million and $3.4 million, respectively.  Net interest income for the nine month periods ended September 30, 2011 and 2010 was $10.4 million and $10.1 million, respectively.    Net interest income increased during the 2011 periods due primarily to an increase in the average balance of investment securities, as well as reduced interest rates on deposits.

Net interest margin was 4.51% and 4.39% for the nine-month periods ended September 30, 2011 and 2010, respectively, an increase of 12 basis points (bps).  The improvement reflected the Company’s management of interest rates within the loan and deposit portfolios during 2011.  Average loan yield was 6.02% and 6.10% for the nine months ended September 30, 2011 and 2010, respectively, a decrease of 8 bps.  This decrease was more than offset by a 37 bps decrease in the average rate paid on deposits which was 0.77% and 1.14% for the nine months ended September 30, 2011 and 2010, respectively.  The improvement in net interest margin was further facilitated by an increase in the average balance of investment securities, and was also improved by a more favorable mix of interest bearing liabilities due to a reduction in the average balances of time deposits and brokered deposits.

Non-Interest Income

For the quarter ended September 30, 2011, non-interest income totaled $433 thousand, an increase of $75 thousand or 21% from the $358 thousand recorded during the third quarter of 2010.  For the nine months ended September 30, 2011, non-interest income totaled $1.1 million, an increase of $110 thousand or 11% over the $984 thousand received in the same period of 2010.  Increases in gains on sales of investment securities and increased mortgage loan underwriting fees contributed to the increase in non-interest income during the 2011 periods, which were offset by a decrease in service charges on deposits.

Non-Interest Expense

For the quarter ended September 30, 2011, non-interest expense totaled $2.6 million, an increase of $294 thousand or 13% from the $2.3 million recorded during the third quarter of 2010.  Salaries and employee benefits expense increased by $253 thousand or 21% from $1.2 million due to incentive program changes, stock option expense and restricted stock granted during the third quarter of 2011.  In addition, there was a $30 thousand or 75% increase in advertising and business development expense that reflected planned expenditures and a $26 thousand or 46% increase in professional and legal expenses.  These were offset by a $34 thousand or 22% decrease in FDIC insurance assessments which reflected the implementation of revised methodology for calculating insurance premiums.

For the nine months ended September 30, 2011, non-interest expense totaled $7.6 million, an increase of $284 thousand or 4% from the $7.3 million recorded during the first nine months of 2010.  Salaries and employee benefit expense increased by $299 thousand or 8% during the period ended September 30, 2011 due to incentive program changes, stock options expense and restricted stock grants.  This increase was offset by a $126 thousand or 23% decrease in FDIC insurance expense.

OTHER INFORMATION:  Valley Commerce Bancorp stock trades on NASDAQ’s Over the Counter Bulletin Board under the symbol VCBP.  Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996.  Valley Business Bank operates through Business Banking Centers in Visalia, Tulare, and Fresno, California and has branch offices in Woodlake and Tipton, California.  Additional information about Valley Business Bank is available from the Bank’s website at http://www.valleybusinessbank.net.

FORWARD-LOOKING STATEMENTS:  In addition to historical information, this release includes forward-looking statements, which reflect management's current expectations for Valley Commerce Bancorp’s future financial results, business prospects and business developments.  Management's expectations for Valley Commerce Bancorp's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations.  The forward-looking statements contained herein represent management's expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.  For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Condensed Consolidated Balance Sheet (in thousands) (Unaudited)	As of September 30,		As of December 31,
	2011	2010	2010	2009
Assets

Cash and Due from Banks	$26,572	$39,782	$32,668	$39,078
Available-for-Sale Investment Securities	64,093	43,826	50,823	42,566
Loans (net)	227,053	235,611	234,304	234,823
Bank Premises and Equipment (net)	8,274	8,592	8,511	8,042
Cash Surrender Value of Bank-Owned Life Insurance	6,827	6,560	6,627	6,355
Other Assets	7,870	8,230	8,488	9,308
TOTAL ASSETS	$340,689	$342,601	$341,421	$340,172

Liabilities & Equity
Non-Interest Bearing Deposits	$98,690	$80,874	$91,203	$76,575
Interest Bearing Deposits	118,438	119,562	119,446	121,399
Time Deposits	72,714	95,152	83,629	96,308
Total Deposits	289,842	295,588	294,278	294,282
FHLB Term Borrowings	2,304	2,613	2,562	3,662
Junior Subordinated Deferrable Interest Debentures	3,093	3,093	3,093	3,093
Other Liabilities	3,602	2,787	2,738	2,266
Total Liabilities	298,841	304,081	302,671	303,303
Shareholders’ Equity	41,848	38,520	38,750	36,869
TOTAL LIABILITIES & EQUITY	$340,689	$342,601	$341,421	$340,172

Condensed Consolidated Statement of Income (in thousands except share and per share data) (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Interest Income	$4,007	$4,079	$11,769	$12,200
Interest Expense	449	633	1,349	2,097
NET INTEREST INCOME	3,558	3,446	10,420	10,103
Provision for Loan Losses	150	550	375	1,800
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,408	2,896	10,045	8,303
Non-interest Income	433	358	1,094	984
Non-interest Expense	2,556	2,262	7,616	7,332
INCOME BEFORE INCOME TAXES	1,285	992	3,523	1,955
Income Taxes	459	317	1,213	556
NET INCOME	$826	$675	$2,310	$1,399
DIVIDENDS ACCRUED AND DISCOUNT ACCRETED ON PREFERRED SHARES	$105	$96	$312	$290
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$721	$579	$1,998	$1,109
EARNINGS PER COMMON SHARE – BASIC*	$0.26	$0.21	$0.72	$0.40
EARNINGS PER COMMON SHARE – DILUTED*	$0.26	$0.21	$0.72	$0.40
COMMON SHARES OUTSTANDING – END OF PERIOD	2,770,139	2,608,317	2,770,139	2,608,317

*All earnings per share data has been restated for the 5% stock dividend issued in June 2011.

VALLEY COMMERCE BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

	September 30,		December 31,
	2011	2010	2010*

CREDIT QUALITY DATA
Allowance for loan losses	$5,589	$6,448	$6,699
Allowance for loan losses as a percentage of total loans	2.40%	2.66%	2.78%
Nonperforming loans	$7,520	$5,886	$6,823
N Nonperforming assets	7,520	5,886	6,823
Nonperforming loans as a percentage of total loans	3.23%	2.43%	2.91%
Nonperforming assets as a percentage of total assets	2.21%	1.72%	2.00%
Year-to-date net charge-offs	$1,485	$1,583	$1,582
Year-to-date net charge-offs as a percentage of average loans	0.64%	0.65%	0.65%

SHARE AND PER SHARE DATA
Basic earnings per common share for the quarter	$0.26	$0.21
Diluted earnings per common share for the quarter	$0.26	$0.21
Quarterly weighted average common shares outstanding	2,764,890	2,739,560
Quarterly weighted average diluted common shares outstanding	2,771,668	2,743,386
Basic earnings per common share, year-to-date	$0.72	$0.40	$0.65
Diluted earnings per common share, year-to-date	$0.72	$0.40	$0.65
Year-to-date weighted average common shares outstanding	2,763,285	2,739,560	2,698,199
Year-to-date weighted average diluted common shares outstanding	2,770,382	2,743,448	2,705,069
Book value per common share	$12.33	$11.82	$11.80
Total common shares outstanding	2,770,139	2,608,317	2,630,480

QUARTERLY KEY FINANCIAL RATIOS
Annualized return on average equity	7.94%	6.98%
Annualized return on average assets	0.95%	0.77%
Net interest margin	4.58%	4.36%
Efficiency ratio	60.28%	66.13%

ANNUALIZED KEY FINANCIAL RATIOS
Return on average equity	7.70%	4.96%	5.68%
Return on average assets	0.89%	0.54%	0.63%
Net interest margin	4.51%	4.39%	4.41%
Efficiency ratio	66.15%	66.13%	65.48%
Loan to deposit ratio at period end	80.38%	82.02%	79.62%
Total Risk-Based Capital Ratio at period end	18.80%	17.08%	17.46%
*For the year ended December 31, 2010